Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 26, 2017

Elizabeth Corley Elected to Morgan Stanley Board of Directors

NEW YORK - Morgan Stanley (NYSE: MS) today announced that Elizabeth Corley has been elected to the Company’s Board of Directors, effective January 1, 2018.

Ms. Corley, 61, is non-executive Vice Chair of Allianz Global Investors (U.K.) Ltd. Prior to that, she was the global Chief Executive Officer of Allianz Global Investors after serving as European Chief Executive Officer.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am delighted to welcome Ms. Corley to our Board. Having run one of the leading global asset managers, she brings strong leadership experience, as well as significant financial services expertise to our Firm. The Board, our management and our shareholders will strongly benefit from her outlook and global perspective.”

Ray Wilkins, Chair of the Board’s Nominating and Governance Committee, said, “We are very pleased to have Ms. Corley join our Board. We will all benefit from her leadership and financial markets acumen.”

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 42 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Media Relations: Michele Davis, 212.761.9621	Investor Relations: Sharon Yeshaya, 212.761.1632